The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the six months ended June 30, 1998


Portfolio:				Lazard Bantam Value

Security:				Freedom Securities Corp.

Date Purchased:			04/02/98

Total Shares Offered:		7,400,000

Price Per Share:			$20.00

Shares Purchased
by the Portfolio *:		50,000

Total Principal Purchased
by the Portfolio *:		$1,000,000

% of Offering Purchased
by the Portfolio:			0.68%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			0.68%

Broker:				Donaldson, Lufkin &
					Jenrette Securities Corp.

Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.